Exhibit 99.1

iAnthus Reports First Quarter 2022 Financial Results

NEW YORK, NY and TORONTO, ON – May 12, 2022 – iAnthus Capital Holdings, Inc. (“iAnthus” or the “Company”) (CSE: IAN, OTCPK: ITHUF), which owns, operates, and partners with regulated cannabis operations across the United States, today reported its financial results for the first quarter ended March 31, 2022. The Company’s Quarterly Report on Form 10-Q, which includes its unaudited condensed consolidated financial statements for the three months ended March 31, 2022 and the related management’s discussion and analysis of financial condition and results of operations, can be accessed on the Securities and Exchange Commission’s (“SEC’s”) website at www.sec.gov, the Company’s SEDAR profile at www.sedar.com, and on the Company’s website at www.iAnthus.com. As a result of the Company becoming a U.S. reporting company in February 2021, the Company’s financial statements are reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). All currency is expressed in U.S. dollars.

First Quarter 2022 Financial Highlights

•	Revenue of $42.8 million, a sequential decrease of 10% from Q4 2021 and a decrease of 17% from the same period in the prior year.

•	Gross profit of $22.5 million, relatively flat when compared to Q4 2021 and a decrease of 24% from the same period in the prior year.

•	Gross margin of 52.6%, reflecting a sequential increase of 560bps from Q4 2021 and a decrease of 480bps from the same period in the prior year.

•

Net loss of $10.1 million, or a loss of $0.06 per share, compared to a loss of $26.9 million or a loss of $0.16 per share in Q4 2021, and compared to a loss of $19.5 million, or a loss of $0.11 per share, in the same period in the prior year.

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Adjusted EBITDA(5) of $3.4 million, a sequential decrease from $8.2 million in Q4 2021 and decrease from $13.0 million from the same period in the prior year. EBITDA and Adjusted EBITDA are non-GAAP measures. Reconciliation tables of EBITDA and Adjusted EBITDA as used in this news release to GAAP are included below.

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Due to liquidity constraints experienced by the Company, the Company did not make applicable interest payments due on its 13% senior secured convertible debentures (“Secured Notes”) and its 8% convertible unsecured debentures (“Unsecured Debentures”) due during 2020. As previously disclosed by the Company, the non-payment of interest in March 2020 triggered an event of default with respect to these components of the Company’s long-term debt, which, as of March 31, 2022, consisted of principal amounts of $97.5 million and $60.0 million, and accrued interest of $34.8 million and $10.8 million, on the Secured Notes and Unsecured Debentures, respectively. In addition, as a result of the default, as of March 31, 2022, the Company has accrued additional fees and interest of $15.8 million (“Exit Fees”) in excess of the aforementioned amounts that are further detailed in the Company’s financial statements.

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As disclosed in the Company’s filings with the applicable Canadian securities regulators and the SEC, the Company entered into a restructuring support agreement dated July 10, 2020, as amended on June 15, 2021 (as amended, the “Restructuring Support Agreement”) with the holders of its Secured Notes (the “Secured Lenders”) and a majority of the holders of its Unsecured Debentures to effectuate a proposed recapitalization transaction (the “Recapitalization Transaction”) to be implemented by way of a court-approved plan of arrangement under the Business Corporations Act (British Columbia). Pursuant to the terms of the Recapitalization Transaction and subject to the closing thereof, the Company is required to issue an aggregate of 6,072,579,699 common shares upon the extinguishment of (i) $22.5 million of Secured Notes (including the Exit Fees) plus interest accrued thereon, (ii) $40.0 million of Unsecured Debentures plus interest accrued thereon, and (iii) interest accrued above the principal amount of $14.7 million of the interim financing provided by the Secured Lenders. The Recapitalization Transaction remains subject to the receipt of all necessary regulatory approvals and approval by the Canadian Securities Exchange. The financial highlights herein do not give effect to the consummation of the Recapitalization Transaction.

Table 1: Financial Results

in thousands of US$, except share and per share amounts (unaudited)	Q1 2022	Q4 2021	Q1 2021
Revenue	$42,790	$47,722	$51,805
Gross profit	22,492	22,419	29,721
Gross margin	52.6%	47.0%	57.4%
Net loss	(10,102)	(26,947)	(19,452)
Net loss per share	(0.06)	(0.16)	(0.11)

Table 2: Reconciliation of Net Income to Adjusted EBITDA

in thousands of US$	Q1 2022	Q4 2021	Q1 2021
Net income (loss)	$(10,102)	$(26,947)	$(19,452)
Depreciation and amortization	9,029	7,774	7,374
Interest expense, net	5,834	5,953	5,554
Income tax expense	4,875	2,471	7,291

EBITDA (Non-GAAP)	$9,635	$(10,749)	$767
Adjustments
Impairment loss	—	5,544	—
Write-downs and other charges (4)	292	1,616	259
Inventory reserve	(41)	1,902	—
Accretion expense	766	774	4,852
Share-based compensation	1,464	1,613	1,634
Non-monetary gain from MPX NJ acquisition	(10,460)	—	—
Loss/(Gain) from change in fair value of financial instruments	102	(275)	17
Debt obligation fees (1)	414	422	414
Non-recurring charges (2)	1,243	7,347	2,133
Change in accounting estimate - costs applicable to revenue (3)	—	—	2,903

Total Adjustments	$(6,220)	$18,943	$12,212

Adjusted EBITDA (Non-GAAP)	$3,416	$8,194	$12,979

(1)	Reflects accrued interest on the Exit Fees.
(2)

Includes one-time, non-recurring costs related to the Company’s Recapitalization Transaction, strategic review process, ongoing legal disputes, and other non-recurring costs associated with having become a U.S. reporting company.

(3)

In January 2021, the Company completed an assessment of the yield per gram that is used as an input to value the Company’s inventory. The timing of this review was based on a combination of factors accumulating over time that provided the Company with updated information to make a better estimate on the yield of its products. These factors included enhanced data gathering of crop production and yields into inventory. The assessment resulted in a revision of the Company’s production yield estimates that are used to value ending inventory. This change in accounting estimate was effective on January 1, 2021.

(4)	Reflects a $235,000 write-down of CBD inventory, and $57,000 of losses on NJ asset disposals.
(5)	See “Non-GAAP Financial Information” below for more information regarding the Company’s use of non-GAAP financial measures.

Other Updates

Recapitalization Transaction

On April 1, 2022, the Maryland Medical Cannabis Commission (the “MMCC”) approved the proposed change of ownership control of the Company’s wholly-owned subsidiary, S8 Management, LLC (“S8”), contemplated by the Recapitalization Transaction. S8 currently controls four licensed entities in Maryland through management service agreements.

On November 4, 2021, the Company announced that the Florida Department of Health, Office of Medical Marijuana Use (the “OMMU”), by notice dated October 29, 2021, approved the variance request (the “Variance Request”) filed by the Company’s subsidiary, McCrory’s Sunny Hill Nursery, LLC (“McCrory’s”), to approve the proposed change of beneficial ownership of McCrory’s contemplated by the Recapitalization Transaction. Subsequently, on December 9, 2021, iAnthus announced that, on November 19, 2021, Michael Weisser, Benjamin Pollara and Florida for Care, Inc., a not-for-profit corporation representing members including qualified Florida medical marijuana patients, filed a Petition for Formal Administrative Hearing (as amended, the “Petition”) with the OMMU, challenging the OMMU’s approval of the Variance Request and requesting a formal administrative hearing before an administrative law judge (“ALJ”) at the Florida Division of Administrative Hearings. The OMMU informed the Company that, as a result of the filing of the Petition challenging the agency’s decision within the permissible challenge period, the OMMU’s prior approval is not an enforceable final agency order until there is a final resolution of the Petition and a final agency order is rendered. On May 4, 2022, the OMMU issued a final agency order, accepting the recommendation of the ALJ and dismissing the Petition.

The Company continues to seek the remaining state regulatory approvals in Massachusetts, New Jersey, and New York.

Resignation of Randy Maslow and Appointment of Robert Galvin as Interim CEO and Director

On May 4, 2022, the Company announced the resignation of Co-Founder and Interim Chief Executive Officer, Randy Maslow from his executive positions with the Company, including all positions with the Company’s subsidiaries and its affiliates, and from the Company’s Board of Directors (the “Board”) and committees, effective as of May 6, 2022 (the “Resignation Date”). Mr. Maslow will continue to serve the Company in a consulting role for a period of six months following the Resignation Date.1

[1]

The Company’s financial statements for the quarter ended March 31, 2022, and associated Management’s Discussion and Analysis of Financial Condition and Results of Operations include additional information on the separation agreement the Company entered into with Mr. Maslow.

On May 6, 2022, the Company announced the appointment of Robert Galvin as Interim Chief Executive Officer and member of the Board, effective as of May 6, 2022.

Opening of Atlantic City, New Jersey Dispensary

On May 5, 2022, the Company opened its first dispensary in the state of New Jersey. The dispensary, which operates under the MPX NJ brand, is located in Atlantic City, New Jersey.

Non-GAAP Financial Information

This release includes certain non-GAAP financial measures as defined by the SEC. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables above. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

In evaluating our business, we consider and use EBITDA as a supplemental measure of operating performance. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We present EBITDA because we believe it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance. We define Adjusted EBITDA as EBITDA before stock-based compensation, accretion expense, write-downs and impairments, gains and losses from changes in fair values of financial instruments, income or losses from equity-accounted investments, changes in accounting policy, non-recurring costs related to the Company’s Recapitalization Transaction, and litigation costs related to ongoing legal proceedings.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider EBITDA or Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Among other things, EBITDA and Adjusted EBITDA do not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than us, limiting their usefulness as comparative tools. We compensate for these limitations by relying on GAAP results and using EBITDA and Adjusted EBITDA only as supplemental information.

About iAnthus

iAnthus owns and operates licensed cannabis cultivation, processing and dispensary facilities throughout the United States. For more information, visit www.iAnthus.com.

COVID-19 Risk Factor

The Company may be impacted by business interruptions resulting from pandemics and public health emergencies, including those related to the ongoing novel coronavirus disease (“COVID-19”). An outbreak of infectious disease, a pandemic, or a similar public health threat, such as the ongoing outbreak of COVID-19, or a fear of any of the foregoing could adversely impact the Company by causing operating, manufacturing, supply chain, and project development delays and disruptions, labor shortages, travel, and shipping disruption and shutdowns (including as a result of government regulation and prevention measures). It is unknown whether and how the Company may be affected if such a pandemic persists for an extended period of time, including as a result of the waiver of regulatory requirements or the implementation of emergency regulations to which the Company is subject. Although the Company has been deemed essential and/or has been permitted to continue operating its facilities in the states in which it cultivates, processes, manufactures, and sells cannabis during the pendency of the COVID-19 pandemic, subject to the implementation of certain restrictions on adult-use cannabis sales in both Massachusetts and Nevada, which have since been lifted, there is no assurance that the Company’s operations will continue to be deemed essential and/or will continue to be permitted to operate. The Company may incur expenses or delays relating to such events outside of its control, which could have a material adverse impact on its business, operating results, financial condition, and the trading price of its common shares.

Forward Looking Statements

Statements in this news release contain forward-looking statements. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Company’s reports that it files from time to time with the SEC and the Canadian securities regulators which you should review including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC. When used in this news release, words such as “will,” “could,” “plan,” “estimate”, “expect”, “intend”, “may”, “potential”, “believe”, “should” and similar expressions, are forward-looking statements.

Forward-looking statements may include, without limitation, statements relating to the Company’s financial performance, business development and results of operations, and the timing and outcome of the closing of the Recapitalization Transaction.

These forward-looking statements should not be relied upon as predictions of future events, and the Company cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by the Company or any other person that it will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this news release or to reflect the occurrence of unanticipated events, except as required by law.

Neither the Canadian Securities Exchange nor the U.S. Securities and Exchange Commission have reviewed, approved or disapproved the content of this news release.